Sub-Item 77C: Matters submitted to a vote of security holders.

A special meeting of shareholders (the "Special Meeting") of each of the portfolios of The Galaxy VIP Fund ("Galaxy VIP") was held on February 19, 2003.

At the Special Meeting, shareholders of the Galaxy VIP portfolios listed below voted on proposals to approve Agreements and Plans of Reorganization providing for: 1) the sale of all of the assets of the particular Galaxy VIP portfolio to, and the assumption of all the liabilities of such Galaxy VIP portfolio by, a corresponding portfolio of SteinRoe Variable Investment Trust ("SteinRoe Variable") in exchange for shares of such SteinRoe Variable portfolio, 2) the distribution of such shares of the corresponding SteinRoe Variable portfolio to shareholders of the particular Galaxy VIP portfolio in complete liquidation of such Galaxy VIP portfolio, 3) the deregistration of Galaxy VIP as an investment company under the Investment Company Act of 1940, as amended, and 4) the termination of Galaxy VIP as a Massachusetts business trust under Massachusetts law. The following were the results of the vote:

Fund	For	Against	Abstain
Galaxy VIP Money Market Fund	13,000,904.962	608,194.097	1,767,803.935
Galaxy VIP Asset Allocation Fund	3,344,940.074	41,413.212	311,197.311
Galaxy VIP Quality Plus Bond Fund	1,572,115.272	12,124.421	157,143.545
Galaxy VIP Small Company Growth Fund	302,442.104	15,518.917	32,494.839

At the Special Meeting, shareholders of the Galaxy VIP portfolios listed below voted on proposals to approve Agreements and Plans of Reorganization providing for: 1) the sale of all of the assets of the particular Galaxy VIP portfolio to, and the assumption of all the liabilities of such Galaxy VIP portfolio by, a corresponding portfolio of Liberty Variable Investment Trust ("Liberty Variable") in exchange for shares of such Liberty Variable portfolio, 2) the distribution of such shares of the corresponding Liberty Variable portfolio to shareholders of the particular Galaxy VIP portfolio in complete liquidation of such Galaxy VIP portfolio, 3) the deregistration of Galaxy VIP as an investment company under the Investment Company Act of 1940, as amended, and 4) the termination of Galaxy VIP as a Massachusetts business trust under Massachusetts law. The following were the results of the vote:

Fund	For	Against	Abstain
Galaxy VIP Equity Fund	3,402,836.839	98,743.838	315,933.927
Galaxy VIP Growth and Income Fund	673,392.240	2,781.596	46,944.481
Galaxy VIP Columbia Real Estate Equity Fund II	89,998.688	0.000	6,433.702
Galaxy VIP Columbia High Yield Fund II	222,628.183	302.568	22,705.565